TRADEMARK LICENSE AGREEMENT

dated as of November 30, 2009

between

W.P. Stewart & Co., Inc.

and

Investment Managers Series Trust

TABLE OF CONTENTS

________________

Section 6.04. Amendments and Waivers	7
Section 6.05. Successors and Assigns	7
Section 6.06. Governing Law	7
Section 6.07. Jurisdiction	7
Section 6.08. WAIVER OF JURY TRIAL	8
Section 6.09. Counterparts; Effectiveness; No Third Party Beneficiaries	8
Section 6.10. Entire Agreement	8
Section 6.11. Severability	8

Exhibit A	Licensed Marks

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (this “Agreement”) dated [∙], 2009 (the “Effective Date”), between W.P. Stewart & Co., Inc., (“Licensor”) a Delaware corporation, and having its principal place of business at 527 Madison Avenue, New York, New York 10022, and Investment Management Series Trust (the “Licensee”), a Delaware statutory trust, and having its principal place of business at 803 West Michigan Street, Milwaukee, WI 53233 (each a “Party” and collectively, the “Parties”).

Terms that are not defined in this Agreement shall have the meaning set forth in the Reorganization Agreement (as defined below).

W I T N E S S E T H :

WHEREAS, pursuant to an Agreement and Plan of Reorganization (the “Reorganization Agreement”) dated as of [∙], 2009, the Acquired Fund, for which Licensor serves as investment advisor, is transferring all of its Assets to a series of the Licensee to be established prior to Closing (the “Acquiring Fund”);

WHEREAS, pursuant to an Investment Advisory Agreement (the “Advisory Agreement”) dated as of the date hereof, the Licensor has agreed to provide certain advisory services for a certain period to the Acquiring Fund; and

WHEREAS, the Licensee desires to obtain, and the Licensor is willing to grant, certain rights to enable the Licensee to use certain of the Licensor’s marks in connection with the Acquiring Fund;

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  Article 1 The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local, governmental authority, department, court, agency or official, including any political subdivision thereof with jurisdiction over a party hereof.

“Licensed Marks” means the trademarks set forth in Exhibit A hereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Promotional Material” means all material used in the promotion of, or otherwise in connection with, the Acquiring Fund (whether written or recorded in any other medium) and includes artwork, advertising materials (irrespective of the medium in which they are record), display materials, packaging materials, brochures, posters, sales materials, internet sites, enrollment materials, prospectuses, shareholder reports, regulatory filings of all types, and internal and external signage.

“Regulatory Filing” means any filing regarding the Acquiring Fund required to be made with any Governmental Authority which is not also distributed to the investors or prospective investors in the Acquiring Fund.  For the avoidance of doubt, Regulatory Filings do not include prospectuses and statements of additional information, annual reports or semi-annual reports of the Fund filed with the Commission.

“Subsidiary” means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by Licensee.

“URL” means universal resource locator, the computer internet address of a website.

(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Effective Date	Preamble
License	2.01
Licensee	Preamble
Licensor	Preamble
Acquiring Fund	Preamble
Party	Preamble
Parties	Preamble
Reorganization Agreement	Preamble
Advisory Agreement	Preamble
Term	5.01

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2
Grant of License

Section 2.01.  Grant of License.  Licensor hereby grants to Licensee a personal, non-exclusive, non-sublicenseable, non-transferable, royalty free license to use and allow its designees to use the Licensed Marks solely in connection with the marketing and operation of the Acquiring Fund for the duration of the Term (the “License”).

Section 2.02. Warranties, Disclaimers; Limitation of Liability.  THE LICENSE GRANTED HEREIN IS MADE ON AN “AS IS” BASIS, AND LICENSOR HEREBY DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION, THOSE REGARDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OF NON-INFRINGEMENT.  EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS HEREIN, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE UNDER ANY LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 3
Ownership and Use of Licensed Marks

Section 3.01.  Ownership of Licensed Marks.  Neither this Agreement nor its performance confer on Licensee any right with respect to the Licensed Marks other than those rights expressly granted pursuant to this Agreement.  Licensor is entitled to grant such other rights in and licenses of the Licensed Marks as it sees fit and nothing in this Agreement restricts in any way Licensor’s right to use the Licensed Marks.  Any use of Licensed Marks by Licensee inures to the benefit of Licensor.  Licensee shall not, Article 2 challenge the validity or ownership of the Licensed Marks or any other marks of Licensor or claim adversely or assist in any claim adverse to Licensor concerning any right, title or interest in the Licensed Marks, Article 3 do or permit any act which may directly or indirectly impair or prejudice Licensor’s title to the Licensed Marks or be detrimental to the reputation and goodwill of Licensor, including any act which might assist or give rise to any application to remove or de-register any of the Licensed Marks or other marks of Licensor, or Article 4 register or use or attempt to register or to use any trademark, design, company name, trade name, URL or domain name which may be similar to or comprise or include any of the Licensed Marks.

Section 3.02.  Quality Standards and Inspection.  Licensee shall not use or display any of the Licensed Marks on or in connection with any document or other media, including Promotional Material, without first obtaining Licensor’s prior written approval (except in the case of Regulatory Filings).  Licensee shall furnish to Licensor any document or other media, including Promotional Material, in which Licensed Marks are used for Licensor’s approval (except in the case of Regulatory Filings).  Licensor agrees to respond to any written request for approval on a prompt and timely basis.  Failure of Licensor to respond within 20 Business Days of Licensor’s receipt of such written request by Licensee for approval shall be deemed approval by Licensor and relieve Licensee of the obligation to obtain Licensor’s approval. All services performed under the Licensed Marks and all goods to which the Licensed Marks are applied shall at all times be in compliance with Applicable Law, and such services performed or goods supplied shall in each case be effected in a manner so as not to bring discredit upon the Licensed Marks and in a manner otherwise consistent with Licensee’s conduct of its business generally.

Section 3.03.  Third Party Notices.  If requested in writing by Licensor, Licensee shall ensure that any Promotional Material which includes a reference to any Licensed Marks contains a written statement to the effect that such Licensed Marks are trademarks of Licensor and are used by Licensee under license, or such other statement as Licensor may reasonably require from time to time.

ARTICLE 4
Infringement and Indemnification

Section 4.01.  Infringement of Licensed Marks by Third Party.  Licensee shall immediately notify Licensor of any unauthorized or improper use by any Person of any Licensed Marks of which Licensee becomes aware.  Licensee shall notify Licensor of the known particulars of such infringement and provide any other information which it may have relating to such infringement.  In the event that a Licensed Mark is infringed upon by a third party, Licensor shall have the sole right to sue for infringement and to recover and retain any and all damages.  Licensor is in no way obligated to initiate suit against alleged infringers of the Licensed Marks.  Licensee shall reasonably cooperate with Licensor or its Affiliates, at Licensor’s cost and expense, when any such suit is brought by Licensor or its Affiliates or defended by Licensor.

Section 4.02.  Third Party Actions.  Licensee shall immediately notify Licensor of any allegations, claims or demands (actual or threatened) against Licensee or any of its Affiliates for infringement of any intellectual property rights of third parties by reason of the Licensee’s use of the Licensed Marks and provide all particulars requested by Licensor.  Licensee shall not enter into any settlement, admit any liability or consent to any adverse judgment that would adversely affect the rights or interest of Licensor in and to the Licensed Marks without the prior written consent of Licensor.  Licensor shall have the right to employ separate counsel and participate in the defense of such action at its own expense.

Section 4.03.  Indemnification by Licensee.  Licensee shall defend, indemnify, save and hold harmless Licensor and its Affiliates and their partners, officers, employees, agents, independent contractors and representatives from and against any and all costs, losses, liabilities, obligations, damages, claims, demands and expenses (whether or not arising out of third party claims), including interest, penalties, costs of mitigation, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing, incurred in connection with, arising out of, resulting from or incident to Licensee’s use of the Licensed Marks other than in accordance with the terms of this Agreement.

ARTICLE 5
Term and Termination

Section 5.01.  Term.  This Agreement is effective as of the Effective Date and continues in full force and effect for so long as Licensor acts as advisor to the Acquiring Fund pursuant to the terms of the Advisory Agreement and a period of 30 days thereafter unless terminated in accordance with Section 5.02 (the “Term”).

Section 5.02.  Termination by Licensor.  Licensor may terminate this Agreement by written notice to Licensee immediately upon written notice to Licensee in the event that Licensee materially breaches any term of this Agreement and fails to correct such breach within thirty (30) days of written notice detailing such breach.

Section 5.03.  Effect of Termination; Survival.  Upon expiration or termination of this Agreement, Licensee shall cease using the Licensed Marks or any derivation thereof in any form.  In the event the Acquiring Fund ceases operations, the Licensee shall be permitted to the use the Licensed Marks for regulatory filings, as the Licensee deems necessary or appropriate under the circumstances.  In the event that Licensee fails to cease using the Licensed Marks, Licensee agrees and hereby specifically consents to Licensor obtaining a decree of a court having  jurisdiction over Licensee ordering Licensee to stop the use of the Licensed Marks in any form.  Notwithstanding anything in this Agreement to the contrary, Sections 2.02, 4.03 and 5.03 and Article 6 survive any expiration or termination of this Agreement.

ARTICLE 6
General

Section 6.01.  Assignment.  Neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by Licensee, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of Licensor.

Section 6.02.  Notices. All notices, requests and other communications to any Party shall be in writing (including facsimile transmission) and shall be given, if to Licensee, to:
Investment Management Series Trust
803 West Michigan Street
Milwaukee, Wisconsin 53233
Attention: []
Facsimile No.: [∙]
if to Licensor, to:
W.P. Stewart Co., Inc.
527 Madison Avenue
New York, New York 10022
Attention: Seth Pearlstein, Esq.
Facsimile No.: 212-980-8039

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.03.  Specific Performance.  The Parties acknowledge that money damages are not an adequate remedy for any violation of this Agreement and that either Party may, in its sole discretion, apply to the court set forth in Section 6.07 for specific performance, or injunctive, or such other relief as such court may deem just and proper, in order to enforce this Agreement or prevent any violation hereof, and to the extent permitted by Applicable Law, each Party waives the posting of bond.

Section 6.04.  Amendments and Waivers.  Article 5 Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)        No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.05.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

Section 6.06.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 6.07.  Jurisdiction.  All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court in Delaware, provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in any Delaware state court.  Consistent with the preceding sentence, the parties hereto hereby Article 6 submit to the exclusive jurisdiction of any federal or state court sitting in Delaware for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and Article 7 irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

Section 6.08.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.09.  Counterparts; Effectiveness; No Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 6.10.  Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 6.11.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

W.P. STEWART & CO., INC.
By:
Name:
Title:

INVESTMENT MANAGEMENT SERIES TRUST
By:
Name:
Title:

Exhibit A

Licensed Marks

“Licensed Marks” means the words “W.P. Stewart”, whether used alone or in combination with other words, names or marks.